Exhibit 99.1

Contact:

Jeffrey J. Carfora, SEVP and CFO

Peapack-Gladstone Financial Corporation

T: 908-719-4308

PEAPACK-GLADSTONE FINANCIAL CORPORATION

REPORTS A STRONG FOURTH QUARTER AND YEAR AND

DECLARES ITS QUARTERLY CASH DIVIDEND

Bedminster, N.J. – January 29, 2018 – Peapack-Gladstone Financial Corporation (NASDAQ Global Select Market: PGC) (the “Company”) reported record net income of $36.50 million and diluted earnings per share of $2.03 for the year ended December 31, 2017, compared to $26.48 million and $1.60, respectively, for the year ended December 31, 2016, reflecting increases of $10.02 million, or 38 percent, and $0.43 per share, or 27 percent, respectively.

For the quarter ended December 31, 2017, the Company recorded net income of $10.37 million and diluted earnings per share of $0.56, compared to $7.31 million and $0.43 for the same three-month period last year, reflecting increases of $3.06 million, or 42 percent, and $0.13 per share, or 30 percent, respectively.

For the quarter and year ended December 31, 2017, the Company recorded a $1.6 million tax benefit from the reduction of a deferred tax liability due to the new tax law.

Executive Summary:

The following three tables summarize specified financial measures for the periods shown. The explanatory footnotes following each table are integral to the table.

Year over Year Comparison

	Year		Year	Increase/
(Dollars in millions, except per share data)	2017 (1)		2016	(Decrease)
Net interest income	$111.14	(2)	$96.44	14.70	15%
Provision for loan and lease losses	$5.85		$7.50	$(1.65)	-22%
Net interest income after provision	$105.29		$88.94	$16.35	18%
Wealth management fee income	$23.18		$18.24	$4.94	27%
Other income	$11.45	(3)	$10.68 (4)	$0.77	7%
Total other income	$34.63		$28.92	$5.71	20%
Operating expenses	$85.61	(5)	$75.12	$10.49	14%
Pretax income	$54.31		$42.74	$11.57	27%
Income tax expense	$17.81	(6)	$16.26	$1.55	10%
Net income	$36.50		$26.48	$10.02	38%
Diluted EPS	$2.03		$1.60	$0.43	27%

Return on average assets	0.89%		0.72%	0.17
Return on average equity	10.12%		8.92%	1.20

(1)	2017 included results of operations from Murphy Capital Management, acquired effective August 1, 2017, and from Quadrant Capital Management, acquired effective November 1, 2017.
(2)	2017 included $1.2 million of recognition of deferred fees and prepayment income on two C&I credits.
(3)	2017 included $412 thousand of gains on sales of loans held for sale at lower of cost or fair value.
(4)	2016 included $1.23 million of gains on sales of loans held for sale at lower of cost or fair value.
(5)	2017 included $660 thousand of investment banking expenses related to the Murphy Capital Management and the Quadrant Capital Management acquisitions, and also included $1.3 million of separation expenses related to two senior officers.
(6)	2017 included a $1.60 million tax benefit from the reduction of the Company’s deferred tax liability due to the new tax law, and also included a $662 thousand tax benefit related to the adoption of ASU 2016-09, Compensation – Stock Compensation.

December 2017 Quarter Compared to Prior Year Quarter

	Qtr ended		Qtr ended
	December		December	Increase/
(Dollars in millions, except per share data)	2017 (1)		2016	(Decrease)
Net interest income	$28.59		$24.58	$4.01	16%
Provision for loan and lease losses	$1.65		$1.50	$0.15	10%
Net interest income after provision	$26.94		$23.08	$3.86	17%
Wealth management fee income	$7.49		$4.61	$2.88	62%
Other income	$3.11	(2)	$3.07 (3)	$0.04	1%
Total other income	$10.60		$7.68	$2.92	38%
Operating expenses	$24.25	(4)	$18.97	$5.28	28%
Pretax income	$13.29		$11.79	$1.50	13%
Income tax expense	$2.92	(5)	$4.48	$(1.56)	-35%
Net income	$10.37		$7.31	$3.06	42%
Diluted EPS	$0.56		$0.43	$0.13	30%

Return on average assets annualized	0.98%		0.75%	0.23
Return on average equity annualized	10.61%		9.27%	1.34

(1)	The December 2017 quarter included results of operations from Murphy Capital Management, acquired effective August 1, 2017, and from Quadrant Capital Management, acquired effective November 1, 2017.
(2)	The December 2017 quarter included $378 thousand of gains on sales of loans held for sale at lower of cost or fair value.
(3)	The December 2016 quarter included $353 thousand of gains on sales of loans held for sale at lower of cost or fair value.
(4)	The December 2017 quarter included $300 thousand of investment banking expenses related to the Quadrant Capital Management acquisition, and also included $1.3 million of separation expenses related to two senior officers.
(5)	The December 2017 quarter included a $1.60 million tax benefit from the reduction of the Company’s deferred tax liability due to the new tax law.

December 2017 Quarter Compared to Linked Quarter

	Qtr ended		Qtr ended
	December		September		Increase/
(Dollars in millions, except per share data)	2017 (1)		2017 (1)		(Decrease)
Net interest income	$28.59		$29.99	(2)	$(1.40)	-5%
Provision for loan and lease losses	$1.65		$0.40		$1.25	313%
Net interest income after provision	$26.94		$29.59		$(2.65)	-9%
Wealth management fee income	$7.49		$5.79		$1.70	29%
Other income	$3.11	(3)	$3.05	(3)	$0.06	2%
Total other income	$10.60		$8.84		$1.76	20%
Operating expenses	$24.25	(4)	$21.96	(5)	$2.29	10%
Pretax income	$13.29		$16.47		$(3.18)	-19%
Income tax expense	$2.92	(6)	$6.26		$(3.34)	-53%
Net income	$10.37		$10.21		$0.16	2%
Diluted EPS	$0.56		$0.56		$—	—%

Return on average assets annualized	0.98%		0.97%		0.01
Return on average equity annualized	10.61%		11.09%		(0.48)

(1)	The 2017 periods shown included results of operations from Murphy Capital Management, acquired effective August 1, 2017, and from Quadrant Capital Management, acquired effective November 1, 2017.
(2)	The September 2017 quarter included $1.2 million of recognition of deferred fees and prepayment income on two C&I credits.
(3)	2017 included $412 thousand of gains on sales of loans held for sale at lower of cost or fair value (specifically $378 thousand in the December 2017 quarter and $34 thousand in the September 2017 quarter).
(4)	The December 2017 quarter included $300 thousand of investment banking expenses related to the Quadrant Capital Management acquisition, and also included $1.3 million of separation expenses related to two senior officers.
(5)	The September 2017 quarter included $360 thousand of investment banking expenses related to the Murphy Capital Management acquisition.
(6)	The December 2017 quarter included a $1.60 million tax benefit from the reduction of the Company’s deferred tax liability due to the new tax law.

Douglas L. Kennedy, President and CEO, said, “We had a very strong 2017, as we continued to successfully execute on our strategic plan – Expanding Our Reach. Our earnings and returns for 2017 exceeded our expectations. Earnings per share growth was 27 percent and return on average equity was 10.12 percent for 2017.”

Highlights for the year included:

•	Wealth Management is integral to the strategy and diversified revenue sources:
o	Effective November 1, 2017, the Bank acquired Quadrant Capital Management (“Quadrant”), a registered investment advisory firm (“RIA”), based in Fairfield, NJ, which contributed approximately $460 million of assets under management (“AUM”) at the time of acquisition.
o	Effective August 1, 2017, the Bank acquired Murphy Capital Management, LLC(“MCM”), an RIA, based in Gladstone, NJ. MCM contributed approximately $850 million of AUM at the time of acquisition.
o	At December 31, 2017, the market value of AUM/AUA at the Private Wealth Management Division of Peapack-Gladstone Bank (the “Bank”) increased $1.8 billion to $5.5 billion from $3.7 billion at December 31, 2016, reflecting growth of 49 percent. Organic growth was $500 million of the $1.8 billion in growth, while acquisitions accounted for $1.3 billion of the growth.
o	Fee income from the Private Wealth Management Division totaled $23.2 million for the year ended December 31, 2017, an increase of $4.9 million, or 27 percent from $18.2 million for the year ended December 31, 2016.
o	Wealth management fee income, comprising approximately 16 percent of the Company’s total revenue for the year ended December 31, 2017, contributed significantly to the Company’s diversified revenue sources.
o	In addition to wealth income, also contributing to the Company’s diversified revenue sources was fee income related to loan level, back-to-back swaps ($2.81 million for 2017 compared to $1.64 million for 2016), and gain on sale of SBA loans ($1.56 million for 2017 compared to $623 thousand for 2016).

Total balance sheet growth was managed to just under 10% with a focus on Commercial & Industrial lending:

o	Loans at December 31, 2017 totaled $3.71 billion. This reflected net growth of $392 million, or 12 percent, when compared to the $3.31 billion at December 31, 2016. This loan growth was principally funded by “customer” deposit growth (defined as deposits excluding brokered CDs and brokered “overnight” interest-bearing demand deposits).
o	The Company continued to employ loan sales as a balance sheet management strategy, while improving returns. Multifamily and residential mortgage loan sales for 2017 totaled $109 million, with a net weighted average coupon of 3.30 percent, resulting in a gain of $412 thousand. These loan sales helped fund growth in commercial loans.
o	During the second quarter of 2017, the Company hired a team of very experienced bankers to focus on equipment financing. Net outstanding financings from this business totaled $148 million as of December 31, 2017, and were included in total commercial and industrial (“C&I”) loans.
o	Total C&I loans at December 31, 2017 were $958 million. This reflected net growth of $321 million (50 percent) when compared to $637 million in C&I loans at December 31, 2016.
o	The Company continued to manage its balance sheet such that multifamily loans decline as percent of the overall loan portfolio and C&I loans become a larger percentage of the overall loan portfolio. As of December 31, 2017, total C&I loans comprised 26 percent of the total loan portfolio, as compared to 19 percent a year earlier. As of December 31, 2017, total multifamily loans comprised of 37 percent of the total loan portfolio, as compared to 44 percent a year earlier.

o	The Bank’s concentration in multifamily and investor commercial real estate loans declined to 467 percent of risk based capital at December 31, 2017 from 564 percent at December 31, 2016, and from 695 percent at December 31, 2015.
o	Total “customer” deposit balances (defined as deposits excluding brokered CDs and brokered “overnight” interest-bearing demand deposits) totaled $3.45 billion at December 31, 2017. This reflected net growth of $308 million (10 percent) when compared to $3.14 billion of total “customer” deposit balances at December 31, 2016.
•	Capital and asset quality continue to be strong.
o	Asset quality metrics continued to be strong at December 31, 2017. Nonperforming assets at December 31, 2017 were $15.6 million, or 0.37 percent of total assets. Total loans past due 30 through 89 days and still accruing were just $246 thousand, or 0.01 percent of total loans at December 31, 2017.
o	The Company’s and Bank’s capital ratios at December 31, 2017, all increased compared to the December 31, 2016 levels. These capital positions were benefitted by net income of $36.50 million and $36.59 million of voluntary share purchases under the Dividend Reinvestment Plan. Further, during 2017 the Company’s and Bank’s regulatory capital positions were also benefitted by $34.1 million of net proceeds from the mid-December 2017 subordinated debt issuance, and the subsequent downstream of a large portion of the proceeds to the Bank as regulatory capital.

Supplemental Quarterly Details:

Wealth Management Business

In the December 2017 quarter, the Bank’s wealth management business generated $7.49 million in fee income compared to $5.79 million for the September 2017 quarter, and $4.61 million for the December 2016 quarter.

The December 2017 quarter included a full three months of income related to MCM, which was acquired effective August 1, 2017, and two months of income related to Quadrant, which was acquired effective November 1, 2017. The December 2017 quarter also included increased “recurring type” fee income (tied principally to asset management fees and custody fees), which was due to net inflows from new business, a healthy equity market which resulted in positive market action in client portfolios as well as additions to accounts from existing clients, all partially offset by normal levels of disbursements and outflows.

John P. Babcock, President of the PGB Private Wealth Management Division, said, “Our differentiator continues to be our personalized, pro-active advice led approach. Our new business pipeline continues to be strong and we expect continued growth organically and through potential strategic acquisitions of wealth management firms.”

Loans

During the fourth quarter of 2017, the Company continued to employ loan sales as a balance sheet management strategy, while improving returns. The $30 million of residential mortgage loan sales generally funded increases in commercial and industrial loans.

For the quarter ended December 31, 2017, commercial and industrial loans grew $113 million (13 percent for the quarter, or 53 percent annualized) to $958 million at year end, compared to $846 million at September 30, 2017.

Mr. Kennedy said, “Our private banking business model of addressing the sophisticated needs and expectations of successful business owners and entrepreneurs is being well received.

The ability to engage in high level strategic debt, capital and valuation analysis coupled with succession, estate and wealth planning strategies, enables us to provide a unique boutique level of service to business owners and middle market clients.”

Funding

In mid-December 2017, the Company issued $35 million of subordinated debt ($34.1 million net of underwriting fees and expenses) bearing interest at an annual rate of 4.75 percent for the first five years, and thereafter at an adjustable rate until maturity in December 2027 or earlier redemption.

During the December 2017 quarter, customer deposit growth of $47 million, net (principally interest-bearing checking, money market and retail certificates of deposit), $24 million of capital growth, $34 million of net proceeds from the subordinated debt issuance, and $30 million of loan sales, funded loan growth, increased liquidity (investments and interest-bearing cash) of $33 million, and maturities of wholesale borrowings of $12 million and brokered certificates of deposit of $11 million.

Mr. Kennedy noted, “The Company will continue to focus on providing high touch client service, a key element in growing its personal and commercial core deposit base. We expect that our full array of treasury management capabilities, including our new Treasury Management platform and our new escrow management product software, as well as added treasury management sales professionals and private bankers, will help us grow commercial deposits.”

Mr. Kennedy added, “Our overall balance sheet growth will be governed by our continued ability to generate value-added core deposits. We will be intently focused on fully utilizing our enhanced in-house relationship-based loan profitability model to manage the origination of loans with competitive risk-adjusted returns.”

Net Interest Income / Net Interest Margin

Net interest income and net interest margin were $28.59 million and 2.78 percent for the fourth quarter of 2017, compared to $29.99 million and 2.95 percent for the third quarter of 2017, and compared to $24.58 million and 2.63 percent for the same quarter last year. Net interest income for the fourth quarter of 2017 benefitted from loan growth as well as $945 thousand of prepayment premiums received on the prepayment of multifamily loans, which reflected a decrease from $1.3 million for the September 2017 quarter and an increase from $464 thousand in the December 2016 quarter. The September 2017 quarter also benefitted from $1.2 million of recognition of deferred fees and prepayment premiums on two C&I credits.

Net interest margin for the fourth quarter of 2017 decreased when compared to the third quarter of 2017, and increased from the same quarter of 2016. The increase from the same quarter of 2016 was due to the increased prepayment premiums noted above, as well as the effect of the increased market rates on our adjustable rate assets, partially offset by an increase in our cost of deposits. The decrease from the previous quarter was due to the lower prepayment premiums and the September quarter’s recognition of the deferred fees mentioned above. The issuance of $35 million of subordinated debt issued in mid-December 2017 also negatively impacted net interest margin slightly.

Net interest margin is also affected by the maintenance of liquid assets on the Company’s balance sheet. In addition to approximately $441 million of cash, cash equivalents and investment securities on its balance sheet, the Company also had approximately $1.3 billion of secured funding available from the Federal Home Loan Bank, of which only $38 million was drawn as of December 31, 2017.

The Company’s interest rate sensitivity models indicate that the Company’s net interest income and margin would improve slightly in a rising interest rate environment. However, the Company noted, such income and margin may also be impacted by competitive pressures in attracting and/or retaining deposits.

Other Noninterest Income

The fourth quarter of 2017 included $774 thousand of income related to the Company’s SBA lending and sale program, compared to $493 thousand generated in the September 2017 quarter, and $121 thousand in the December 2016 quarter.

The fourth quarter of 2017 also included $179 thousand of loan level, back-to-back swap income compared to $888 thousand in the September 2017 quarter and $874 thousand in the December 2016 quarter. This program provides a borrower with a fixed interest rate on a loan, while providing an adjustable rate to the Company, thus helping to manage the Company’s interest rate risk, while contributing to income.

Operating Expenses

The Company’s total operating expenses were $24.25 million for the quarter ended December 31, 2017, compared to $21.96 million for the September 2017 quarter and $18.97 million for the December 2016 quarter.

Compensation and employee benefits expense for the December 2017 quarter was $15.30 million compared to $14.00 million for the September 2017 quarter, and $11.48 million for the December 2016 quarter. The December 2017 quarter included a full quarter of expense related to the Equipment Finance team (who joined in April 2017) and MCM (which closed in August 2017) and two months of expense related to Quadrant (which closed in November 2017). Additionally, the Company recorded expense of $1.3 million related to the separation of two senior officers. Strategic hiring, normal salary increases and increased bonus/incentive accruals associated with the Company’s growth also contributed to the increase for the December 2017 quarter compared to the 2016 quarter.

Other expenses for the December 2017 quarter were $5.27 million compared to $4.44 million for the September 2017 quarter and $3.78 million for the December 2016 quarter. The December 2017 quarter included approximately $300 thousand of investment banking fee expenses related to the Quadrant acquisition, a full quarter of other expenses related to the Equipment Finance business and MCM, and two months of other operating expenses related to Quadrant. Further, when compared to the December 2016 quarter, the December 2017 quarter included increased advertising and marketing expenses relating to various target marketing campaigns. The September 2017 quarter included approximately $360 thousand of investment banking fee expenses related to the MCM acquisition.

Income Taxes

The December 2017 quarter included a $1.60 million tax benefit from the reduction of the Company’s deferred tax liability due to the new tax law. The December 2017 quarter taxes also benefitted from the vesting of restricted stock at market prices above initial grant prices.

Provision for Loan and Lease Losses / Asset Quality

For the quarter ended December 31, 2017, the Company’s provision for loan and lease losses was $1.65 million, compared to $400 thousand for the September 2017 quarter and $1.50 million for the December 2016 quarter. The Company’s provision for loan and lease losses (and its allowance for loan and lease losses) reflect, among other things, the Company’s asset quality metrics and net loan growth.

At December 31, 2017, the allowance for loan and lease losses of $36.44 million (269 percent of nonperforming loans and 0.98 percent of total loans), compared to $35.92 million at September 30, 2017 (234 percent of nonperforming loans and 0.98 percent of total loans), and $32.21 million (286 percent of nonperforming loans and 0.97 percent of total loans) at December 31, 2016.

Nonperforming assets at December 31, 2017 (which does not include troubled debt restructured loans that are performing in accordance with their terms) were $15.6 million, or 0.37 percent of total assets, compared to $15.5 million, or 0.37 percent of total assets, at September 30, 2017 and $11.8 million, or 0.30 percent of total assets, at December 31, 2016. Total loans past due 30 through 89 days and still accruing were $246 thousand at December 31, 2017, compared to $589 thousand at September 30, 2017 and $1.4 million at December 31, 2016.

Capital / Dividends

The Company’s and Bank’s capital positions in the December 2017 quarter were benefitted by net income of $10.37 million and $10.51 million of voluntary share purchases under the Dividend Reinvestment Plan, which continues to be a source of capital for the Company. The Company’s and Bank’s regulatory capital positions were also benefitted by the mid-December 2017 subordinated debt issuance, and subsequent downstream of a large portion of the proceeds to the Bank as regulatory capital.

The Bank’s regulatory capital ratios are all above the ratios to be considered well capitalized under regulatory guidance.

On January 25, 2018, the Company’s Board of Directors declared a regular cash dividend of $0.05 per share payable on February 23, 2018 to shareholders of record on February 8, 2018.

ABOUT THE COMPANY

Peapack-Gladstone Financial Corporation is a New Jersey bank holding company with total assets of $4.26 billion as of December 31, 2017. Founded in 1921, Peapack-Gladstone Bank is a commercial bank that provides innovative private banking services to businesses, non-profits and consumers, which help them to establish, maintain and expand their legacy. Through its private banking locations in Bedminster, Morristown, Princeton and Teaneck, its Private Wealth Management Division, and its branch network and online platforms, Peapack-Gladstone Bank offers an unparalleled commitment to client service.

The foregoing may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, investments, relationships, opportunities and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to:

•	inability to successfully grow our business and implement our strategic plan, including an inability to generate revenues to offset the increased personnel and other costs related to the strategic plan;
•	the impact of anticipated higher operating expenses in 2018 and beyond;
•	inability to manage our growth;
•	inability to successfully integrate our expanded employee base;
•	unexpected decline in the economy, in particular in our New Jersey and New York market areas;
•	declines in our net interest margin caused by the low interest rate environment and highly competitive market;
•	declines in the value in our investment portfolio;
•	higher than expected increases in our allowance for loan and lease losses;
•	higher than expected increases in loan and lease losses or in the level of nonperforming loans;
•	unexpected changes in interest rates;
•	unexpected decline in real estate values within our market areas;
•	legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Basel III and related regulations) that may result in increased compliance costs;
•	successful cyberattacks against our IT infrastructure and that of our IT providers;
•	higher than expected FDIC insurance premiums;
•	adverse weather conditions;
•	inability to successfully generate new business in new geographic markets;
•	inability to execute upon new business initiatives;
•	lack of liquidity to fund our various cash obligations;
•	reduction in our lower-cost funding sources;
•	our inability to adapt to technological changes;
•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters; and

•	other unexpected material adverse changes in our operations or earnings.

A discussion of these and other factors that could affect our results is included in our SEC filings, including our Annual Report on Form 10-K for the year ended December 31, 2016. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

(Tables to follow)

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the Three Months Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2017	2017	2017	2017	2016
Income Statement Data:
Interest income	$36,439	$37,491	$33,412	$31,385	$30,271
Interest expense	7,853	7,499	6,440	5,794	5,691
Net interest income	28,586	29,992	26,972	25,591	24,580
Provision for loan and lease losses	1,650	400	2,200	1,600	1,500
Net interest income after
provision for loan and lease losses	26,936	29,592	24,772	23,991	23,080
Wealth management fee income	7,489	5,790	5,086	4,818	4,610
Service charges and fees	837	816	815	771	815
Bank owned life insurance	341	343	350	322	380
Gain on loans held for sale at fair
value (Mortgage banking)	122	141	91	47	197
Gain on loans held for sale at
lower of cost or fair value	378	34	—	—	353
Fee income related to loan level,
back-to-back swaps	179	888	1,291	456	874
Gain on sale of SBA loans	774	493	142	155	121
Other income	486	326	396	450	322
Securities gains, net	—	—	—	—	—
Total other income	10,606	8,831	8,171	7,019	7,672
Salaries and employee benefits	15,296	13,996	12,751	11,913	11,480
Premises and equipment	3,194	2,945	3,033	2,816	2,903
FDIC insurance expense	495	583	602	686	804
Other expenses	5,266	4,437	3,709	3,889	3,778
Total operating expenses	24,251	21,961	20,095	19,304	18,965
Income before income taxes	13,291	16,462	12,848	11,706	11,787
Income tax expense	2,922	6,256	4,908	3,724	4,479
Net income	$10,369	$10,206	$7,940	$7,982	$7,308

Total revenue (A)	$39,192	$38,823	$35,143	$32,610	$32,252
Per Common Share Data:
Earnings per share (basic)	$0.57	$0.57	$0.45	$0.47	$0.44
Earnings per share (diluted)	0.56	0.56	0.45	0.46	0.43
Weighted average number of
common shares outstanding:
Basic	18,197,708	17,800,153	17,505,638	17,121,631	16,770,725
Diluted	18,527,829	18,123,268	17,756,390	17,438,907	17,070,473
Performance Ratios:
Return on average assets annualized (ROAA)	0.98%	0.97%	0.79%	0.82%	0.75%
Return on average equity annualized (ROAE)	10.61%	11.09%	9.06%	9.62%	9.27%
Net interest margin (tax- equivalent basis)	2.78%	2.95%	2.76%	2.71%	2.63%
Efficiency ratio (B)	62.48%	56.62%	57.18%	59.20%	59.45%
Operating expenses / average
assets annualized	2.28%	2.10%	2.00%	1.97%	1.96%

(A)	Total revenue includes net interest income plus total other income.
(B)	Calculated as (total operating expenses, excluding provision for losses on REO) as a percentage of (net interest income plus noninterest income less gain on securities and gain on loans held for sale at lower of cost or fair value). See Non-GAAP financial measures reconciliation included in these tables beginning on page 24.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED CONSOLIDATED FINANCIAL DATA

(Dollars in Thousands, except share data)

(Unaudited)

	For the
	Twelve Months Ended
	December 31,		Change
	2017	2016	$	%
Income Statement Data:
Interest income	$138,727	$117,048	$21,679	19%
Interest expense	27,586	20,613	6,973	34%
Net interest income	111,141	96,435	14,706	15%
Provision for loan and lease losses	5,850	7,500	(1,650)	-22%
Net interest income after
provision for loan and lease losses	105,291	88,935	16,356	18%
Wealth management fee income	23,183	18,240	4,943	27%
Service charges and fees	3,239	3,252	(13)	—
Bank owned life insurance	1,356	1,407	(51)	-4%
Gain on loans held for sale at fair
value (Mortgage banking)	401	1,010	(609)	-60%
Gain on loans held for sale at
lower of cost or fair value	412	1,233	(821)	-67%
Fee income related to loan level,
back-to-back swaps	2,814	1,638	1,176	72%
Gain on sale of SBA loans	1,564	623	941	151%
Other income	1,658	1,396	262	19%
Securities gains, net	—	119	(119)	-100%
Total other income	34,627	28,918	5,709	20%
Compensation and employee benefits	53,956	45,003	8,953	20%
Premises and equipment	11,988	11,245	743	7%
FDIC insurance expense (A)	2,366	4,758	(2,392)	-50%
Other expenses	17,301	14,106	3,195	23%
Total operating expenses	85,611	75,112	10,499	14%
Income before income taxes	54,307	42,741	11,566	27%
Income tax expense	17,810	16,264	1,546	10%
Net income	$36,497	$26,477	$10,020	38%

Total revenue (B)	$145,768	$125,353	$20,415	16%
Per Common Share Data:
Earnings per share (basic)	$2.06	$1.62	$0.44	27%
Earnings per share (diluted)	2.03	1.60	0.43	27%
Weighted average number of
common shares outstanding:
Basic	17,659,625	16,318,868	1,340,757	8%
Diluted	17,943,685	16,514,998	1,428,687	9%
Performance Ratios:
Return on average assets (ROAA)	0.89%	0.72%	0.17%	24%
Return on average equity (ROAE)	10.12%	8.92%	1.20%	13%
Net interest margin (tax- equivalent basis)	2.80%	2.74%	0.06%	2%
Efficiency ratio (C)	58.90%	60.57%	-1.67%	-3%
Operating expenses / average
assets annualized	2.09%	2.06%	0.03%	1%

(A)	Beginning July 1, 2016, the FDIC assessment system was revised resulting in a reduction of the Company’s assessment rate.
(B)	Total revenue includes net interest income plus total other income.
(C)	Calculated as (total operating expenses, excluding provision for losses on REO) as a percentage of (net interest income plus noninterest income less gain on securities and gain on loans held for sale at lower of cost or fair value). See Non-GAAP financial measures reconciliation included in these tables beginning on page 24.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

CONSOLIDATED STATEMENTS OF CONDITION

(Dollars in Thousands)

(Unaudited)

	As of
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2017	2017	2017	2017	2016
ASSETS
Cash and due from banks	$4,415	$4,446	$4,119	$4,910	$24,580
Federal funds sold	101	101	101	101	101
Interest-earning deposits	108,931	88,793	89,600	113,953	138,010
Total cash and cash equivalents	113,447	93,340	93,820	118,964	162,691

Securities available for sale	327,633	315,112	315,224	300,232	305,388
FHLB and FRB stock, at cost	13,378	13,589	18,487	15,436	13,813

Residential mortgage (A)	577,340	605,015	611,316	571,496	528,570
Multifamily mortgage	1,388,958	1,441,851	1,504,581	1,468,890	1,459,594
Commercial mortgage	626,656	625,467	609,444	573,253	551,233
Commercial loans (A)	958,481	845,831	800,927	687,805	637,102
Construction loans	—	—	—	—	1,405
Consumer loans	86,277	81,671	72,943	69,802	69,654
Home equity lines of credit	67,497	68,787	67,051	68,055	65,682
Other loans	402	815	458	477	492
Total loans	3,705,611	3,669,437	3,666,720	3,439,778	3,313,732
Less: Allowances for loan and lease losses	36,440	35,915	35,751	33,610	32,208
Net loans	3,669,171	3,633,522	3,630,969	3,406,168	3,281,524

Premises and equipment	29,476	29,832	29,806	30,113	30,371
Other real estate owned	2,090	137	373	671	534
Accrued interest receivable	9,452	6,803	6,776	6,823	8,153
Bank owned life insurance	44,586	44,380	44,172	43,992	43,806
Deferred tax assets, net	552	16,636	16,912	15,325	15,320
Goodwill and other intangible assets (B)	23,836	15,064	3,095	3,126	3,157
Other assets (C)	26,926	7,917	6,045	6,712	13,876
TOTAL ASSETS	$4,260,547	$4,176,332	$4,165,679	$3,947,562	$3,878,633

LIABILITIES
Deposits:
Noninterest-bearing demand deposits	$539,304	$557,117	$548,427	$528,554	$489,485
Interest-bearing demand deposits	1,152,483	1,144,714	1,085,805	1,015,178	1,023,081
Savings	119,556	121,830	121,480	122,262	120,056
Money market accounts	1,091,385	1,046,997	1,081,366	1,049,909	1,048,494
Certificates of deposit – Retail	543,035	528,251	475,395	440,991	457,000
Subtotal “customer” deposits	3,445,763	3,398,909	3,312,473	3,156,894	3,138,116
IB Demand – Brokered	180,000	180,000	180,000	180,000	180,000
Certificates of deposit – Brokered	72,591	83,788	88,780	93,750	93,721
Total deposits	3,698,354	3,662,697	3,581,253	3,430,644	3,411,837

Overnight borrowings	—	—	87,000	34,550	—
Federal home loan bank advances	37,898	49,898	58,795	58,795	61,795
Capital lease obligation	9,072	9,240	9,407	9,556	9,693
Subordinated debt, net	83,024	48,862	48,829	48,796	48,764
Other liabilities	28,521	25,699	23,548	24,293	22,334
TOTAL LIABILITIES	3,856,869	3,796,396	3,808,832	3,606,634	3,554,423
Shareholders’ equity	403,678	379,936	356,847	340,928	324,210
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$4,260,547	$4,176,332	$4,165,679	$3,947,562	$3,878,633

Assets under management and / or
administration at Peapack-Gladstone
Bank’s Private Wealth Management
Division (market value, not
included above-dollars in billions)	$5.5	$4.8	$3.9	$3.8	$3.7

(A)	Includes loans held for sale at fair value and/or lower of cost or market.
(B)	Includes goodwill and intangibles from the Murphy Capital Management and the Quadrant Capital Management acquisitions completed in August and November 2017, respectively.
(C)	Increase principally due to prepaid taxes.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	As of
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2017	2017	2017	2017	2016
Asset Quality:
Loans past due over 90 days
and still accruing	$—	$—	$—	$—	$—
Nonaccrual loans (A)	13,530	15,367	15,643	11,494	11,264
Other real estate owned	2,090	137	373	671	534
Total nonperforming assets	$15,620	$15,504	$16,016	$12,165	$11,798

Nonperforming loans to
total loans	0.37%	0.42%	0.43%	0.33%	0.34%
Nonperforming assets to
total assets	0.37%	0.37%	0.38%	0.31%	0.30%

Performing TDRs (B)(C)	$9,514	$9,658	$9,725	$15,030	$17,784

Loans past due 30 through 89
days and still accruing	$246	$589	$1,232	$622	$1,356

Classified loans	$41,706	$44,170	$43,608	$43,002	$45,798

Impaired loans	$23,065	$25,046	$25,294	$26,546	$29,071

Allowance for loan and lease losses:
Beginning of period	$35,915	$35,751	$33,610	$32,208	$30,616
Provision for loan and lease losses	1,650	400	2,200	1,600	1,500
Charge-offs, net	(1,125)	(236)	(59)	(198)	92
End of period	$36,440	$35,915	$35,751	$33,610	$32,208

ALLL to nonperforming loans	269.33%	233.72%	228.54%	292.41%	285.94%
ALLL to total loans	0.98%	0.98%	0.98%	0.98%	0.97%

(A)	December 31, 2017, September 30, 2017 and June 30, 2017 includes one commercial mortgage totaling $4.9 million. The loan was past maturity at June 30, 2017, however interest payments continued to be made. The loan is secured by real estate valued at $7.0 million as of October 2017.
(B)	Amounts reflect TDRs that are paying according to restructured terms.
(C)	Amount does not include $8.1 million at December 31, 2017, $9.1 million at September 30, 2017, $9.6 million at June 30, 2017, $4.6 million at March 31, 2017 and $4.5 million at December 31, 2016 of TDRs included in nonaccrual loans.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

SELECTED BALANCE SHEET DATA

(Dollars in Thousands)

(Unaudited)

	Dec 31,	Sept 30,	Dec 31,
	2017	2017	2016
Capital Adequacy

Equity to total assets (A)	9.47%	9.10%	8.36%

Tangible Equity to tangible assets (B)	8.97%	8.77%	8.28%

Book value per share (C)	$21.68	$20.86	$18.79

Tangible Book Value per share (D)	$20.40	$20.03	$18.60

	Dec 31,		Sept 30,		Dec 31,
	2017		2017		2016
Regulatory Capital – Holding Company

Tier I leverage	$382,870	9.04%	$365,300	8.75%	$323,045	8.35%

Tier I capital to risk weighted assets	382,870	11.31	365,300	10.78	323,045	10.60

Common equity tier I capital ratio
to risk-weighted assets	382,868	11.31	365,298	10.78	323,042	10.60

Tier I & II capital to
risk-weighted assets	502,334	14.84	450,078	13.28	404,017	13.25

Regulatory Capital – Bank

Tier I leverage	$448,812	10.61%	$401,988	9.63%	$360,097	9.31%

Tier I capital to risk weighted assets	448,812	13.27	401,988	11.86	360,097	11.82

Common equity tier I capital ratio
to risk-weighted assets	448,810	13.27	401,986	11.86	360,094	11.82

Tier I & II capital to
risk-weighted assets	485,252	14.34	437,904	12.92	392,305	12.87

(A)	Equity to total assets is calculated as total shareholders’ equity as a percentage of total assets at period end.
(B)	Tangible equity and tangible assets are calculated by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. Tangible equity as a percentage of tangible assets at period end is calculated by dividing tangible equity by tangible assets at period end. See Non-GAAP financial measures reconciliation included in these tables beginning on page 24.
(C)	Book value per common share is calculated by dividing shareholders’ equity by period end common shares outstanding.
(D)	Tangible book value per share is different than book value per share because it excludes intangible assets. Tangible book value per share is calculated by dividing tangible equity by period end common shares outstanding. See Non-GAAP financial measures reconciliation tables beginning on page 24.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

LOANS CLOSED

(Dollars in Thousands)

(Unaudited)

	For the Quarters Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2017	2017	2017	2017	2016
Residential loans retained	$20,791	$22,322	$54,833	$64,831	$53,324
Residential loans sold	8,282	10,596	6,491	3,115	11,429
Total residential loans	29,073	32,918	61,324	67,946	64,753

Commercial real estate	19,090	24,870	46,931	33,216	56,793
Multifamily	5,400	85,488	78,824	47,125	26,300
Commercial (C&I) loans (A) (B)	141,672	131,321	158,476	128,130	78,038
SBA	9,640	4,560	3,900	1,700	2,050
Wealth lines of credit (A)	14,800	15,200	14,905	7,200	2,400
Total commercial loans	190,602	261,439	303,036	217,371	165,581

Installment loans	802	1,967	2,075	2,146	1,826

Home equity lines of credit (A)	4,513	6,879	5,444	6,973	5,878

Total loans closed	$224,990	$303,203	$371,879	$294,436	$238,038

	For the Twelve Months Ended
	Dec 31,	Dec 31,
	2017	2016
Residential loans retained	$162,777	$146,868
Residential loans sold	28,484	64,840
Total residential loans	191,261	211,708

Commercial real estate	124,107	159,485
Multifamily	216,837	359,494
Commercial (C&I) loans (A) (B)	559,599	266,533
SBA	19,800	8,415
Wealth lines of credit (A)	52,105	6,185
Total commercial loans	972,448	800,112

Installment loans	6,990	4,980

Home equity lines of credit (A)	23,809	30,981

Total loans closed	$1,194,508	$1,047,781

(A)	Includes loans and lines of credit that closed in the period, but not necessarily funded.
(B)	Includes equipment lease finance.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	Dec 31, 2017			Dec 31, 2016
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (1)	$316,148	$1,726	2.18%	$241,443	$1,202	1.99%
Tax-exempt (1) (2)	24,836	183	2.95	30,179	216	2.86

Loans (2) (3):
Mortgages	598,407	4,880	3.26	505,366	4,062	3.22
Commercial mortgages	2,053,221	19,039	3.71	2,035,193	17,798	3.50
Commercial	886,170	9,263	4.18	605,781	5,888	3.89
Commercial construction	—	—	—	832	9	4.33
Installment	85,390	656	3.07	70,051	539	3.08
Home equity	68,485	667	3.90	64,371	530	3.29
Other	638	11	6.90	485	12	9.90
Total loans	3,692,311	34,516	3.74	3,282,079	28,838	3.51
Federal funds sold	101	—	0.25	101	—	0.25
Interest-earning deposits	125,495	305	0.97	223,188	257	0.46
Total interest-earning assets	4,158,891	36,730	3.53%	3,776,990	30,513	3.23%
Noninterest-earning assets:
Cash and due from banks	5,096			10,747
Allowance for loan and lease losses	(37,000)			(31,575)
Premises and equipment	29,670			30,441
Other assets	96,607			85,224
Total noninterest-earning assets	94,373			94,837
Total assets	$4,253,264			$3,871,827

LIABILITIES:
Interest-bearing deposits:
Checking	$1,135,660	$1,591	0.56%	$992,075	$724	0.29%
Money markets	1,101,862	1,781	0.65	1,021,819	864	0.34
Savings	120,768	17	0.06	119,518	17	0.06
Certificates of deposit – retail	537,685	2,034	1.51	463,377	1,621	1.40
Subtotal interest-bearing deposits	2,895,975	5,423	0.75	2,596,789	3,226	0.50
Interest-bearing demand – brokered	180,000	751	1.67	196,848	757	1.54
Certificates of deposit – brokered	74,529	445	2.39	93,704	501	2.14
Total interest-bearing deposits	3,150,504	6,619	0.84	2,887,341	4,484	0.62
Borrowings	51,265	267	2.08	67,958	332	1.95
Capital lease obligation	9,136	110	4.82	9,741	117	4.80
Subordinated debt	56,444	857	6.07	48,743	758	6.22
Total interest-bearing liabilities	3,267,349	7,853	0.96	3,013,783	5,691	0.76
Noninterest-bearing liabilities:
Demand deposits	567,041			514,130
Accrued expenses and
other liabilities	28,138			28,406
Total noninterest-bearing liabilities	595,179			542,536
Shareholders’ equity	390,736			315,508
Total liabilities and
shareholders’ equity	$4,253,264			$3,871,827
Net interest income		$28,877			$24,822
Net interest spread			2.57%			2.47%
Net interest margin (4)			2.78%			2.63%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

  PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

THREE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	Dec 31, 2017			Sept 30, 2017
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (1)	$316,148	$1,726	2.18%	$302,669	$1,564	2.07%
Tax-exempt (1) (2)	24,836	183	2.95	27,099	194	2.86

Loans (2) (3):
Mortgages	598,407	4,880	3.26	612,904	4,934	3.22
Commercial mortgages	2,053,221	19,039	3.71	2,120,360	19,879	3.75
Commercial	886,170	9,263	4.18	795,063	9,654	4.86
Installment	85,390	656	3.07	77,616	611	3.15
Home equity	68,485	667	3.90	67,251	653	3.88
Other	638	11	6.90	563	11	7.82
Total loans	3,692,311	34,516	3.74	3,673,757	35,742	3.89
Federal funds sold	101	—	0.25	101	—	0.25
Interest-earning deposits	125,495	305	0.97	103,103	276	1.07
Total interest-earning assets	4,158,891	36,730	3.53%	4,106,729	37,776	3.68%
Noninterest-earning assets:
Cash and due from banks	5,096			4,732
Allowance for loan and lease losses	(37,000)			(36,547)
Premises and equipment	29,670			29,996
Other assets	96,607			86,493
Total noninterest-earning assets	94,373			84,674
Total assets	$4,253,264			$4,191,403

LIABILITIES:
Interest-bearing deposits:
Checking	$1,135,660	$1,591	0.56%	$1,128,112	$1,487	0.53%
Money markets	1,101,862	1,781	0.65	1,084,009	1,580	0.58
Savings	120,768	17	0.06	120,893	16	0.05
Certificates of deposit – retail	537,685	2,034	1.51	502,637	1,864	1.48
Subtotal interest-bearing deposits	2,895,975	5,423	0.75	2,835,651	4,947	0.70
Interest-bearing demand – brokered	180,000	751	1.67	180,000	737	1.64
Certificates of deposit – brokered	74,529	445	2.39	87,095	481	2.21
Total interest-bearing deposits	3,150,504	6,619	0.84	3,102,746	6,165	0.79
Borrowings	51,265	267	2.08	98,114	439	1.79
Capital lease obligation	9,136	110	4.82	9,303	112	4.82
Subordinated debt	56,444	857	6.07	48,841	783	6.41
Total interest-bearing liabilities	3,267,349	7,853	0.96	3,259,004	7,499	0.92
Noninterest-bearing liabilities:
Demand deposits	567,041			538,484
Accrued expenses and
other liabilities	28,138			25,807
Total noninterest-bearing liabilities	595,179			564,291
Shareholders’ equity	390,736			368,108
Total liabilities and
shareholders’ equity	$4,253,264			$4,191,403
Net interest income		$28,877			$30,277
Net interest spread			2.57%			2.76%
Net interest margin (4)			2.78%			2.95%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

AVERAGE BALANCE SHEET

UNAUDITED

TWELVE MONTHS ENDED

(Tax-Equivalent Basis, Dollars in Thousands)

	Dec 31, 2017			Dec 31, 2016
	Average	Income/		Average	Income/
	Balance	Expense	Yield	Balance	Expense	Yield
ASSETS:
Interest-earning assets:
Investments:
Taxable (1)	$300,590	$6,271	2.09%	$208,980	$4,018	1.92%
Tax-exempt (1) (2)	26,046	766	2.94	27,225	840	3.09

Loans (2) (3):
Mortgages	586,722	19,025	3.24	483,088	15,790	3.27
Commercial mortgages	2,073,804	75,304	3.63	2,022,936	70,775	3.50
Commercial	761,401	32,564	4.28	564,598	22,206	3.93
Commercial construction	96	4	4.17	991	41	4.14
Installment	75,995	2,322	3.06	61,362	1,737	2.83
Home equity	67,420	2,489	3.69	59,555	1,964	3.30
Other	550	45	8.18	474	47	9.92
Total loans	3,565,988	131,753	3.69	3,193,004	112,560	3.53
Federal funds sold	101	—	0.25	101	—	0.24
Interest-earning deposits	115,567	1,021	0.88	128,488	551	0.43
Total interest-earning assets	4,008,292	139,811	3.49%	3,557,798	117,969	3.32%
Noninterest-earning assets:
Cash and due from banks	8,986			9,580
Allowance for loan and lease losses	(35,246)			(29,068)
Premises and equipment	30,021			29,839
Other assets	83,060			86,228
Total noninterest-earning assets	86,821			96,579
Total assets	$4,095,113			$3,654,377

LIABILITIES:
Interest-bearing deposits:
Checking	$1,092,545	$5,039	0.46%	$926,713	$2,547	0.27%
Money markets	1,076,492	5,499	0.51	894,215	2,775	0.31
Savings	120,896	66	0.05	119,043	68	0.06
Certificates of deposit – retail	486,960	7,118	1.46	455,946	6,270	1.38
Subtotal interest-bearing deposits	2,776,893	17,722	0.64	2,395,917	11,660	0.49
Interest-bearing demand – brokered	180,000	2,934	1.63	199,208	3,020	1.52
Certificates of deposit – brokered	86,967	1,910	2.20	93,674	1,995	2.13
Total interest-bearing deposits	3,043,860	22,566	0.74	2,688,799	16,675	0.62
Borrowings	71,788	1,363	1.90	132,985	1,764	1.33
Capital lease obligation	9,375	451	4.81	9,940	478	4.81
Subordinated debt	50,733	3,206	6.32	26,679	1,696	6.36
Total interest-bearing liabilities	3,175,756	27,586	0.87	2,858,403	20,613	0.72
Noninterest-bearing liabilities:
Demand deposits	535,451			473,536
Accrued expenses and
other liabilities	23,413			25,530
Total noninterest-bearing liabilities	558,864			499,066
Shareholders’ equity	360,493			296,908
Total liabilities and
shareholders’ equity	$4,095,113			$3,654,377
Net interest income		$112,225			$97,356
Net interest spread			2.62%			2.60%
Net interest margin (4)			2.80%			2.74%

(1)	Average balances for available for sale securities are based on amortized cost.
(2)	Interest income is presented on a tax-equivalent basis using a 35 percent federal tax rate.
(3)	Loans are stated net of unearned income and include nonaccrual loans.
(4)	Net interest income on a tax-equivalent basis as a percentage of total average interest-earning assets.

PEAPACK-GLADSTONE FINANCIAL CORPORATION

NON-GAAP FINANCIAL MEASURES RECONCILIATION

Tangible book value per share and tangible equity as a percentage of tangible assets at period end are non-GAAP financial measures derived from GAAP-based amounts. We calculate tangible equity and tangible assets by excluding the balance of intangible assets from shareholders’ equity and total assets, respectively. We calculate tangible book value per share by dividing tangible equity by period end common shares outstanding, as compared to book value per common share, which we calculate by dividing shareholders’ equity by period end common shares outstanding. We calculate tangible equity as a percentage of tangible assets at period end by dividing tangible equity by tangible assets at period end. We believe that this is consistent with the treatment by bank regulatory agencies, which exclude intangible assets from the calculation of risk-based capital ratios.

The efficiency ratio is a non-GAAP measure of expense control relative to recurring revenue. We calculate the efficiency ratio by dividing total noninterest expenses, excluding ORE provision, as determined under GAAP, by net interest income and total noninterest income as determined under GAAP, but excluding net gains/(losses) on loans held for sale at lower of cost or fair value and excluding net gains on securities from this calculation, which we refer to below as recurring revenue. We believe that this provides one reasonable measure of core expenses relative to core revenue.

We believe that these non-GAAP financial measures provide information that is important to investors and that is useful in understanding our financial position, results and ratios. Our management internally assesses our performance based, in part, on these measures. However, these non-GAAP financial measures are supplemental and are not a substitute for an analysis based on GAAP measures. As other companies may use different calculations for these measures, this presentation may not be comparable to other similarly titles measures reported by other companies. A reconciliation of the non-GAAP measures of tangible common equity, tangible book value per share and efficiency ratio to the underlying GAAP numbers is set forth below.

Non-GAAP Financial Reconciliation

(Dollars in thousands, except share data)

	Three Months Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
Tangible Book Value Per Share	2017	2017	2017	2017	2016
Shareholders’ equity	$403,678	$379,936	$356,847	$340,928	$324,210
Less: Intangible assets, net	23,836	15,064	3,095	3,126	3,157
Tangible equity	379,842	364,872	353,752	337,802	321,053

Period end shares outstanding	18,619,634	18,214,759	17,846,404	17,579,274	17,257,995
Tangible book value per share	$20.40	$20.03	$19.82	$19.22	$18.60
Book value per share	21.68	20.86	20.00	19.39	18.79

Tangible Equity to Tangible Assets
Total assets	$4,260,547	$4,176,332	$4,165,679	$3,947,562	$3,878,633
Less: Intangible assets, net	23,836	15,064	3,095	3,126	3,157
Tangible assets	4,236,711	4,161,268	4,162,584	3,944,436	3,875,476
Tangible equity to tangible assets	8.97%	8.77%	8.50%	8.56%	8.28%
Equity to assets	9.47%	9.10%	8.57%	8.64%	8.36%

	Three Months Ended
	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
Efficiency Ratio	2017	2017	2017	2017	2016
Net interest income	$28,586	$29,992	$26,972	$25,591	$24,580
Total other income	10,606	8,831	8,171	7,019	7,672
Less: Gain on loans held for sale
at lower of cost or fair value	378	34	—	—	353
Less: Securities gains, net	—	—	—	—	—
Total recurring revenue	38,814	38,789	35,143	32,610	31,899

Operating expenses	24,251	21,961	20,095	19,304	18,965
Total operating expense	24,251	21,961	20,095	19,304	18,965

Efficiency ratio	62.48%	56.62%	57.18%	59.20%	59.45%

	Twelve Months Ended
	Dec 31,	Dec 31,
Efficiency Ratio	2017	2016
Net interest income	$111,141	$96,435
Total other income	34,627	28,918
Less: Gain on loans held for sale
at lower of cost or fair value	412	1,233
Less: Securities gains, net	—	119
Total recurring revenue	145,356	124,001

Operating expenses	85,611	75,112
Total operating expense	85,611	75,112

Efficiency ratio	58.90%	60.57%